UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM T-3/A
(Amendment No. 2)
FOR APPLICATIONS FOR QUALIFICATION OF INDENTURES
UNDER THE TRUST INDENTURE ACT OF 1939
Neenah Foundry Company
A&M Specialties, Inc.
Advanced Cast Products, Inc.
Dalton Corporation
Dalton Corporation, Ashland Manufacturing Facility
Dalton Corporation, Kendallville Manufacturing Facility
Dalton Corporation, Stryker Machining Facility Co.
Dalton Corporation, Warsaw Manufacturing Facility
Deeter Foundry, Inc.
Gregg Industries, Inc.
Mercer Forge Corporation
Morgan’s Welding, Inc.
Neenah Enterprises, Inc.
Neenah Transport, Inc.
NFC Castings, Inc.
(Names of applicants)
2121 Brooks Avenue P.O. Box 729, Neenah, WI 54957
(Address of principal executive offices)
Securities to be Issued Under the Indenture to be Qualified

Title Class	Amount
15% Senior Secured Notes due 2015	$50,000,000

Approximate date of proposed public offering: On, or as soon as reasonably practicable following, the effective date (the “Effective Date”) under the Joint Plan of Reorganization for Neenah Enterprises, Inc. and Its Subsidiaries, which is anticipated to occur in July 2010.
Name and address of agent for service:
Robert E. Ostendorf, Jr.
President and Chief Executive Officer
Neenah Enterprises, Inc.
2121 Brooks Avenue P.O. Box 729
Neenah, WI 54957
(920) 725-7000
with a copy to:
Robert L. Verigan
Sidley Austin LLP
One South Dearborn Street
Chicago, IL 60603
(312) 853-7000
The Applicants hereby amend this Application for Qualification on such date or dates as may be necessary to delay its effectiveness until: (i) the 20th day after the filing of a further amendment which specifically states that it shall supersede this application for qualification, or (ii) such date as the Securities and Exchange Commission, acting pursuant to Section 307(c) of the Trust Indenture Act of 1939, as amended, may determine upon the written request of the Applicants.

EXPLANATORY NOTE
SIGNATURE
EXHIBITS
EX-99.T3A-6
EX-99.T3A-8
EX-99.T3A-12
EX-99.T3A-14
EX-99.T3A-16
EX-99.T3A-18
EX-99.T3A-20
EX-99.T3A-22
EX-99.T3A-24
EX-99.T3A-26
EX-99.T3A-28
EX-99.T3A-30
EX-99.T3A-32
EX-99.T3B-6
EX-99.T3B-12
EX-99.T3B-14
EX-99.T3B-18
EX-99.T3B-22
EX-99.T3B-32
EX-99.T3E-2

EXPLANATORY NOTE
     This Amendment No. 2 to Form T-3 (this “Amendment”) is being filed solely to file the Exhibits filed herewith and to update the Exhibits list. This Amendment is not intended to amend or delete any other part of the Applicants’ Application for Qualification (the “Application”). All other information in the Application is unchanged and has been omitted from this Amendment.

SIGNATURE
     Pursuant to the requirements of the Trust Indenture Act of 1939, each of the Applicants below has duly caused this Amendment No. 2 to its application for qualification to be signed on its behalf by the undersigned, thereunto duly authorized, and its seal to be hereunto affixed and attested, all in the city of Neenah, and State of Wisconsin, on the 19th day of July, 2010.
NEENAH FOUNDRY COMPANY
A&M SPECIALTIES, INC.
ADVANCED CAST PRODUCTS, INC.
DALTON CORPORATION
DALTON CORPORATION, ASHLAND
    MANUFACTURING FACILITY
DALTON CORPORATION, KENDALLVILLE
    MANUFACTURING FACILITY
DALTON CORPORATION, STRYKER
   MACHINING FACILITY CO.
DALTON CORPORATION, WARSAW
   MANUFACTURING FACILITY
DEETER FOUNDRY, INC.
GREGG INDUSTRIES, INC.
MERCER FORGE CORPORATION
MORGAN’S WELDING, INC.
NEENAH ENTERPRISES, INC.
NEENAH TRANSPORT, INC.
NFC CASTINGS, INC.
(SEAL)

Attest:	/s/ Dale E. Parker		By	/s/ Robert E. Ostendorf, Jr.

	Name:	Dale E. Parker		Name:	Robert E. Ostendorf, Jr.
	Title:	Corporate Vice President — Finance, Treasurer, Secretary and Chief Financial Officer		Title:	President and Chief Executive Officer

EXHIBITS

Exhibit No.	Description

T3A-1	Fourth Amended and Restated Certificate of Incorporation of Neenah Enterprises, Inc. (incorporated by reference to Exhibit 3.3 to Amendment No. 2 to Neenah Enterprises, Inc.’s Form 10 Registration Statement (SEC File No. 000-52681)).

T3A-2	Fifth Amended and Restated Certificate of Incorporation of Neenah Enterprises, Inc., effective as of the Effective Date.**

T3A-3	Amended and Restated Certificate of Incorporation of NFC Castings, Inc. (incorporated by reference to Exhibit 3.3 to Neenah Foundry Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2005 (the “2005 10-K”)).

T3A-4	[Reserved]

T3A-5	Amended and Restated Certificate [Articles] of Incorporation of Neenah Foundry Company (incorporated by reference to Exhibit 3.1 to the 2005 10-K).

T3A-6	Form of Certificate of Incorporation of Neenah Foundry Company, effective on or prior to the Effective Date.***

T3A-7	Restated Articles of Incorporation of Neenah Transport, Inc. (incorporated by reference to Exhibit 3.11 to Amendment No. 1 to Neenah Foundry Company’s Form S-4 Registration Statement (File No. 333-111008) filed on January 28, 2004 (the “January 2004 S-4 Amendment”)).

T3A-8	Form of Articles of Amendment of Articles of Incorporation of Neenah Transport, Inc., effective on or prior to the Effective Date.***

T3A-9	[Reserved]

T3A-10	[Reserved]

T3A-11	Certificate of Incorporation of Mercer Forge Corporation, as amended.*

T3A-12	Form of Certificate of Amendment of Certificate of Incorporation of Mercer Forge Corporation, effective on or prior to the Effective Date.***

T3A-13	Article of Incorporation of A&M Specialties, Inc., as amended. *

T3A-14	Form of Certificate of Amendment of Articles of Incorporation of A&M Specialties, Inc., effective on or prior to the Effective Date.***

T3A-15	Articles of Incorporation of Deeter Foundry, Inc., as amended.*

T3A-16	Form of Certificate of Amendment of Articles of Incorporation of Deeter Foundry, Inc., effective on or prior to the Effective Date.***

T3A-17	Articles of Incorporation of Gregg Industries, Inc. (incorporated by reference to Exhibit 3.9 to the January 2004 S-4 Amendment).

T3A-18	Form of Certificate of Amendment of Articles of Incorporation of Gregg Industries, Inc., effective on or prior to the Effective Date.***

T3A-19	Amended and Restated Articles of Incorporation of Dalton Corporation (incorporated by reference to Exhibit 3.3 to the January 2004 S-4 Amendment).

T3A-20	Form of Articles of Amendment of Articles of Incorporation of Dalton Corporation, effective on or prior to the Effective Date.***

T3A-21	Articles of Incorporation of Dalton Corporation, Kendallville Manufacturing Facility, as amended.*

T3A-22	Form of Articles of Amendment of Articles of Incorporation of Dalton Corporation, Kendallville Manufacturing Facility, effective on or prior to the Effective Date.***

T3A-23	Articles of Incorporation of Dalton Corporation, Warsaw Manufacturing Facility.*

Exhibit No.	Description

T3A-24	Form of Articles of Amendment of Articles of Incorporation of Dalton Corporation, Warsaw Manufacturing Facility, effective on or prior to the Effective Date.***

T3A-25	Amended and Restated Articles of Incorporation of Dalton Corporation, Stryker Machining Facility Co. (incorporated by reference to Exhibit 3.7 to Neenah Foundry Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2006 (the “2006 10-K”)).

T3A-26	Form of Certificate of Amendment of Articles of Incorporation of Dalton Corporation, Stryker Machining Facility Co., effective on or prior to the Effective Date.***

T3A-27	Articles of Incorporation of Dalton Corporation, Ashland Manufacturing Facility, as amended.*

T3A-28	Form of Certificate of Amendment of Articles of Incorporation of Dalton Corporation, Ashland Manufacturing Facility, effective on or prior to the Effective Date.***

T3A-29	Articles of Incorporation of Morgan’s Welding, Inc., as amended.*

T3A-30	Form of Certificate of Amendment of Articles of Incorporation of Morgan’s Welding, Inc., effective on or prior to the Effective Date.***

T3A-31	Amended and Restated Certificate of Incorporation of Advanced Cast Products, Inc. (incorporated by reference to Exhibit 3.2 to the January 2004 S-4 Amendment).

T3A-32	Form of Certificate of Amendment of Certificate of Incorporation of Advanced Cast Products, Inc., effective on or prior to the Effective Date.***

T3A-33	[Reserved]

T3A-34	[Reserved]

T3A-35	[Reserved]

T3A-36	[Reserved]

T3B-1	Amended and Restated By-laws of Neenah Enterprises, Inc. (incorporated by reference to Exhibit 3.4 to Amendment No. 2 to Neenah Enterprises, Inc.’s Form 10 Registration Statement (SEC File No. 000-52681)).

T3B-2	Amended and Restated By-laws of Neenah Enterprises, Inc., effective as of the Effective Date.**

T3B-3	Amended Bylaws of NFC Castings, Inc. (incorporated by reference to Exhibit 3.19 to the 2005 10-K).

T3B-4	[Reserved]

T3B-5	Amended Bylaws of Neenah Foundry Company (incorporated by reference to Exhibit 3.5 to Neenah Foundry Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2007).

T3B-6	Form of Bylaws of Neenah Foundry Company, effective on or prior to the Effective Date.***

T3B-7	Amended and Restated Bylaws of Neenah Transport, Inc. (incorporated by reference to Exhibit 3.30 to the 2006 10-K).

T3B-8	[Reserved]

T3B-9	[Reserved]

T3B-10	[Reserved]

T3B-11	Bylaws of Mercer Forge Corporation (incorporated by reference to Exhibit 3.33 to the 2005 10-K).

T3B-12	Form of Amendment to the Bylaws of Mercer Forge Corporation, effective on or prior to the Effective Date.***

T3B-13	Amended Bylaws of A&M Specialties, Inc. (incorporated by reference to Exhibit 3.24 to the January 2004 S-4 Amendment).

T3B-14	Form of Amendment to the Bylaws of A&M Specialties, Inc., effective on or prior to the Effective Date.***

Exhibit No.	Description

T3B-15	Deeter Foundry, Inc. Amended and Restated Bylaws.*

T3B-16	[Reserved]

T3B-17	Bylaws of Gregg Industries, Inc., as amended.*

T3B-18	Form of Amendment to the Bylaws of Gregg Industries, Inc., effective on or prior to the Effective Date.***

T3B-19	Dalton Corporation Amended and Restated Bylaws (incorporated by reference to Exhibit 3.22 to the 2006 10-K).

T3B-20	[Reserved]

T3B-21	Dalton Corporation, Kendallville Manufacturing Facility Code of Bylaws, as amended (incorporated by reference to Exhibit 3.26 and 3.26(a) to the 2006 10-K).

T3B-22	Form of Amendment to the Code of Bylaws of Dalton Corporation, Kendallville Manufacturing Facility, effective on or prior to the Effective Date.***

T3B-23	Code of Bylaws of Dalton Corporation, Warsaw Manufacturing Facility (incorporated by reference to Exhibit 3.18 to the January 2004 S-4 Amendment).

T3B-24	[Reserved]

T3B-25	Code of Regulations of Dalton Corporation, Stryker Machining Facility Co., as amended (incorporated by reference to Exhibit 3.24 and 3.24(a) to the 2006 10-K).

T3B-26	[Reserved]

T3B-27	Amended and Restated Code of Regulations of Dalton Corporation, Ashland Manufacturing Facility, as amended (incorporated by reference to Exhibit 3.25 and 3.25(a) to the 2006 10-K).

T3B-28	[Reserved]

T3B-29	Bylaws of Morgan’s Welding, Inc.*

T3B-30	[Reserved]

T3B-31	Bylaws of Advanced Cast Products, Inc. (incorporated by reference to Exhibit 3.16 to the January 2004 S-4 Amendment).

T3B-32	Form of Amendment to the Bylaws of Advanced Cast Products, Inc., effective on or prior to the Effective Date.***

T3B-33	[Reserved]

T3B-34	[Reserved]

T3B-35	[Reserved]

T3B-36	[Reserved]

T3C	Form of Indenture, to be dated as of the Effective Date, by and among Neenah Foundry Company, the Guarantors, and Wilmington Trust Company, as trustee.**

T3D	Not applicable.

T3E-1	Disclosure Statement for the Joint Plan of Reorganization for Neenah Enterprises, Inc. and Its Subsidiaries, dated April 27, 2010 (Including Exhibits B, D and E thereto. Exhibit A is incorporated by reference to Exhibit T3E-2 to this Amendment No. 1 to Form T-3 filed herewith; Exhibit C is incorporated by reference to Exhibit 21 to Neenah Enterprises, Inc.’s Annual Report on Form 10-K for the fiscal year ended September 30, 2009 (the “2009 10-K”); and Exhibit F is incorporated by reference to the 2009 10-K).**

T3E-2	Joint Plan of Reorganization for Neenah Enterprises, Inc. and Its Subsidiaries, dated April 27, 2010 (Including Exhibits 4, 5, 6, 7 and 8 thereto. Exhibit 1 is incorporated by reference to Exhibit T3A-2 to Neenah Foundry Company’s Amendment No. 1 to Form T-3 filed with the Securities and Exchange Commission on June 25, 2010 (“Amendment No. 1”); Exhibit 2 is incorporated by reference to Exhibit T3B-2 to Amendment No. 1; and Exhibit 3 is incorporated by reference to Exhibit T3C to Amendment No. 1).***

Exhibit No.	Description

T3F	Cross reference sheet showing the location in the Indenture of the provisions inserted therein pursuant to Sections 310 through 318(a), inclusive, of the Trust Indenture Act of 1939 (included in Exhibit T3C immediately following the cover page thereof).**

25.1	Statement of Eligibility of Trustee on Form T-1.**

*	Previously filed and incorporated by reference to the Applicants’ Form T-3, file No. 022-28933, filed May 13, 2010.

**	Previously filed and incorporated by reference to the Applicants’ Amendment No. 1 to Form T-3, file No. 022-28933, filed June 25, 2010.

***	Filed herewith.